Exhibit 99.1
F i n i s a r
FOR IMMEDIATE RELEASE
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Investor Relations
408-542-5050
investor.relations@Finisar.com
FINISAR CORPORATION RECEIVES NASDAQ NOTICE
REGARDING DELAYED FILING OF FORM 10-Q
SUNNYVALE, Calif. — March 21, 2007 — Finisar Corporation (Nasdaq: FNSR) announced that on March 15, 2007 it received an Additional Staff Determination notice from The Nasdaq Stock Market stating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because it did not timely file its report on Form 10-Q for the third quarter ended January 28, 2007 and, therefore, that its common stock is subject to delisting from the Nasdaq Global Select Market.
As previously announced, Finisar has delayed filing its Form 10-Q report pending the completion of a review of its historical stock option grant practices being conducted by the Audit Committee of its Board of Directors. The Company plans to file its Form 10-Q report as soon as practicable following the conclusion of the review.
The Company had previously received a similar Staff Determination notice with respect to its failure to timely file its report on Form 10-Q for the second quarter ended October 29, 2006. In response to the initial Staff Determination notice, Finisar requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination and to request additional time to comply with the filing requirements pending completion of the Audit Committee’s investigation. The hearing was held on February 15, 2007, at which time the Company indicated that it would probably not be able to timely file the Form 10-Q for the third quarter ended January 28, 2007. The Company’s request is currently under submission. The Company intends to supplement its previous submission to Nasdaq to include the Form 10-Q for the third quarter in its pending request for additional time to make required filings. There can be no assurance that the Listing Qualifications Panel will grant the Company’s request for continued listing. Pending a decision by the Listing Qualifications Panel, the Company’s common stock will continue to be traded on the Nasdaq Global Select Market.
About Finisar
Finisar Corporation (Nasdaq: FNSR) is a technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Fibre Chanel, IP, SAS, SATA and SONET/SDH protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com.
Forward Looking Statements
This press release contains forward-looking statements regarding the submission of additional materials to Nasdaq in connection with the Company’s request for additional time to make the required filings. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and results of the review by the Audit Committee; the outcome of the Nasdaq hearing; the impact of any actions that may be required or taken as a result of such review or the Nasdaq hearing and review process. Information regarding other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.